Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

DATED AS OF JUNE 29, 2023

BY AND AMONG

BED BATH & BEYOND INC.,

DREAM 545 WESTON CANAL ROAD, LLC,

MARK SROUR-SERURE AND DREAM ON ME INDUSTRIES, INC.

AND THE OTHER PARTIES SIGNATORY HERETO

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ANNEX

ANNEX A	Subsidiary Sellers

EXHIBITS

EXHIBIT A	Form of Bill of Sale and Assignment and Assumption Agreement

EXHIBIT B	Form of Intellectual Property Assignment Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 29, 2023 (the “Effective Date”), by and among Dream 545 Weston Canal Road, LLC, a New Jersey limited liability company (“Buyer”), the Persons listed as Guarantors on Section 1 of the Disclosure Schedules (collectively, the “Guarantors”), Bed Bath & Beyond Inc., a New York corporation (“BBBY”), and certain Subsidiaries of BBBY set forth on Annex A hereto (collectively and together with BBBY and each other Subsidiary of BBBY that has a right, title and interest in the Acquired Assets or Assumed Liabilities, “Sellers” and each individually a “Seller”). Capitalized terms used herein and not otherwise defined herein have the meaning set forth in Article I.

RECITALS

WHEREAS, Sellers are engaged in the business of marketing, providing and selling baby-related merchandise, baby specialty products and other related accessories and services under or in connection with the “BUYBUY BABY” brand and the other Trademarks identified on Section 2.1(a) of the Disclosure Schedules (collectively, the “Business”), as well as marketing, providing, and selling home-related merchandise, interior design, home furnishings, beauty supplies and other related accessories and services under or in connection with the “BED BATH & BEYOND” and “HARMON” brands and the other Trademarks identified on Section 2.2(a) of the Disclosure Schedules (collectively, the “Excluded Businesses”);

WHEREAS, on April 23, 2023, Sellers filed a voluntary petition for relief (the “Filing”) commencing a case under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”);

WHEREAS, Buyer has delivered, or is delivering within one Business Day of the Effective Date, to the Deposit Escrow Agent the amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) (the “Deposit”) in immediately available funds pursuant to the terms of the Bidding Procedures Order;

WHEREAS, Sellers believe, following consultation with their financial advisors and consideration of available alternatives, that, in light of the current circumstances, a sale of certain of Sellers’ intellectual property and other assets as provided herein is necessary to preserve and maximize value, and is in the best interest of Sellers, their creditors, and other stakeholders;

WHEREAS, Sellers desire to sell to Buyer all of the Acquired Assets (defined below) and transfer to Buyer the Assumed Liabilities (defined below) and Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, in each case upon the terms and conditions hereinafter set forth;

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, the Parties desire to consummate the proposed transactions set forth in this Agreement as promptly as practicable after the Bankruptcy Court enters the Sale Order.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

“Affiliate” means, with respect to any Person and as of any relevant time, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Dispute” shall have the meaning set forth in Section 12.13.

“Allocation” shall have the meaning set forth in Section 3.5(a).

“Allocation Objection Notice” shall have the meaning set forth in Section 3.5(a).

“Alternative Transaction” means any transaction (or series of transactions), whether direct or indirect, whereby any Person or group of Persons (other than Sellers and their Affiliates or Buyer and its Affiliates) acquires a material portion of the Acquired Assets, in each case whether by merger, sale of assets or equity, recapitalization, plan of reorganization or otherwise. Notwithstanding the foregoing, neither (i) a liquidation or wind-down of Sellers’ estates nor (ii) one or more Sellers engaging in a transaction or transactions to divest all or any portion of an Excluded Business, shall be an Alternative Transaction.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 4.2(c).

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Auction” shall have the meaning set forth in the Bidding Procedures.

“Backup Bidder” shall have the meaning set forth in Section 7.1(e).

“Bankruptcy Case” means, collectively, the bankruptcy cases commenced by Sellers under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in the Filing.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“BBBY” shall have the meaning set forth in the Preamble.

“Bidding Procedures” means the bidding procedures attached as Exhibit 1 to the Bidding Procedures Order and approved by the Bankruptcy Court pursuant to the Bidding Procedures Order and as amended and supplemented.

“Bidding Procedures Order” means the Order, (I) Approving the Auction and Bidding Procedures, (II) Approving Stalking Horse Bid Protections, (III) Scheduling Bid Deadlines and an Auction, (IV) Approving the Form and Manner of Notice Thereof, and (V) Granting Related Relief (Docket No. 92).

“Business Data” means all books, records, data, databases, taxonomies, documents and files collected, held or used in connection with the Business, including (to the extent collected, held or used in connection with the Business) all (i) vendor and supplier lists and associated information, (ii) customer data, together with all data held or collected in connection therewith (in any data field), including all contact information, demographic information, transaction and usage histories, registry information, loyalty program data (including with respect to customer participation, loyalty tiers, reward balances and other information) and gift card information (including with respect to usage, cards issued and balances), (iii) customer opt-out or opt-in lists, (iv) current customer models, segmentation, life time value, share of wallet, probability to shop and next product to buy, and other customer-based analyses or reports, (v) blog content, social media content, analytics (including data relating to Internet Properties) visitor data, product review and user-generated content (including images, text, video and all other content), (vi) other cost, pricing and sales data, (vii) other information incorporated in or relating to any other Acquired Asset (including the development, maintenance, use or operation thereof), and (viii) usernames, passwords and credentials used to access, use, manage, maintain or renew any of the foregoing, in all cases set forth in the foregoing clauses (i) through (viii), whether such information is stored by or on behalf of Sellers or any of their Affiliates.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by Law to close.

“Business Internet Properties” means all Internet Properties used or held for use primarily in connection with the Business and operated by or on behalf of Sellers or any of their Affiliates, including the Internet domain names and Social Media Accounts listed on Section 2.1(b) of the Disclosure Schedules, together with (i) all site maps, templates, style guides, design materials and content (including any text, fonts, colors, cascading style sheets (CSS), layouts, video, images, graphics and e-mail templates) made available thereon, (ii) all blog content posted on the foregoing

Internet Properties, (iii) all usernames, passwords and credentials used to access, use, manage, maintain or renew any of the foregoing, and (iv) any documentation, information and other materials used or held for use primarily in connection with any of the foregoing.

“Business IP” means all Intellectual Property owned by or licensed exclusively to any Seller or any of its Affiliates (other than pursuant to an Excluded Listed Contract) that (i) is or was used, acquired, developed or held for use, in each case, primarily in or primarily for the operation of the Business, (ii) is embodied in and relates primarily to any other Acquired Assets (including the development, maintenance, use or operation thereof), or (iii) is otherwise identified on Section 2.1(a) of the Disclosure Schedules.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Group” means Buyer, any Affiliate of Buyer and any future Affiliate of Buyer.

“Cash Consideration” means fifteen million five hundred thousand U.S. dollars ($15,500,000).

“Chosen Courts” shall have the meaning set forth in Section 12.13.

“Claims” means all claims, causes of action, rights of recovery (including rights of indemnity, warranty rights, rights of contribution, rights to refunds and rights to reimbursement) and rights of set-off, in each case, of whatever kind or description against any Person (including any claim as defined in the Bankruptcy Code).

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain letter agreement, dated as of May 8, 2023, by and between Bed Bath & Beyond, Inc. and Dream on Me Industries, LLC.

“Consent” means any approval, consent, ratification, permission, waiver, Governmental Authorization or other authorization, or an Order of the Bankruptcy Court that renders unnecessary the same.

“Contract” means any contract, agreement, undertaking, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Cure Costs” means, with respect to any Contract, the amount required to be paid with respect to such Contract to cure all monetary defaults under such Contract to the extent required by section 365(b) of the Bankruptcy Code.

“Dataroom” shall have the meaning set forth in Section 5.13.

“Deposit” shall have the meaning set forth in the Recitals.

“Deposit Escrow Agent” means Kroll Restructuring Administration LLC.

“Disclosed Canadian Personal Information” shall have the meaning set forth in Section 8.15.

“Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect”.

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

“Enforceability Exceptions” shall have the meaning set forth in Section 5.2.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Businesses” shall have the meaning set forth in the Recitals.

“Excluded Listed Contracts” shall have the meaning set forth in Section 2.2(d).

“Excluded Liabilities” shall have the meaning set forth in Section 2.5.

“Excluded Software” means all Software owned, held or operated by Sellers in connection with the Business, excluding Software constituting part of the Mobile Platform or Business Internet Properties.

“Excluded Taxes” means any Liability, obligation or commitment, whether or not accrued, assessed, or currently due and payable, for any: (i) Taxes imposed on or payable by any Seller or its respective Affiliates for any Tax period (including any Taxes required to be withheld from the Purchase Price or any other payments or consideration payable to any Sellers hereunder pursuant to Section 2.6); (ii) Taxes imposed with respect to any of the Acquired Assets, any of the Assumed Liabilities or the Business for any Pre-Closing Tax Period, allocated in accordance with

Section 11.2; (iii) Taxes imposed on or with respect to any of the Excluded Assets or any of the Excluded Liabilities for any Tax period; (iv) any Transfer Taxes for which Sellers are responsible pursuant to Section 11.1; (v) Taxes imposed on Buyer or any of its Affiliates as a transferee or successor to any Seller or its respective Affiliates by operation of Law; and (vi) Periodic Taxes for which Sellers are responsible pursuant to Section 11.2; provided that Excluded Taxes shall not include any Transfer Taxes or Periodic Taxes for which Buyer is responsible pursuant to Section 11.1 or Section 11.2.

“Excluded Trademarks” means all Trademarks owned by Sellers, excluding those Trademarks constituting Business IP.

“Express Representations” shall have the meaning set forth in Section 5.13.

“Filing” shall have the meaning set forth in the Recitals.

“Fraud” means common law fraud under Delaware Law, for the avoidance of doubt, taking into account the terms and conditions of this Agreement (including Section 5.13, Section 6.9, Section 8.13, Section 12.1, Section 12.7, and Section 12.10), but does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory, equitable fraud, promissory fraud or any other fraud or torts based on recklessness or negligence).

“Fundamental Representations” shall have the meaning set forth in Section 9.2(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States federal, state, municipal or local or any foreign government, governmental agency or authority, or regulatory or administrative authority, or any court, tribunal or judicial body having jurisdiction, including the Bankruptcy Court.

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Guarantors” shall have the meaning set forth in the Recitals.

“Guaranteed Obligations” shall have the meaning set forth in Section 6.10(a).

“Independent Arbiter” shall have the meaning set forth in Section 3.5(a).

“Information Presentation” shall have the meaning set forth in Section 5.13.

“Intellectual Property” means all of the following: (i) patents, inventions, invention disclosures, industrial designs and utility models; (ii) trademarks, service marks, logos, trade dress, trade names, corporate names, and other indicia of commercial source or origin, and goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrights and all works of authorship, whether copyrightable or not, including any Software and rights therein; (iv) Internet domain names, URLs, internet protocol addresses, Social Media Accounts, websites, and all the content provided on the foregoing (collectively, “Internet Properties”); (v) trade secrets, industrial secret rights, and know-how, data, databases and confidential or proprietary information, including customer lists, supplier lists, processes, protocols, specifications, drawings, schematics, analyses, plans, techniques, technical plans and other forms of technology (whether or not embodied in any tangible form, and including all tangible embodiments of the foregoing, such as notebooks, samples, studies and summaries); (vi) rights in or associated with any of the foregoing, and all other intellectual property rights and proprietary rights, in each case, arising in any jurisdiction of the world; and (vii) any registrations of and pending applications to register any of the foregoing clauses (i) through (vi), together with all renewals, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.

“Internet Properties” shall have the meaning set forth in the definition of Intellectual Property.

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the actual knowledge of each of Sue Gove, Holly Etlin, David Kastin, and Patty Wu, in each case, after reasonable inquiry of applicable direct reports.

“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, Order, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, Tax, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Malicious Code” shall have the meaning set forth in Section 5.8(g).

“Material Adverse Effect” means (i) any material adverse change to the Acquired Assets and the Assumed Liabilities or the value thereof, taken as a whole, or (ii) any event, change condition, circumstance, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Sellers to consummate the Closing; provided, however, that, in the case of the foregoing clause (i) only, no event, change, condition, circumstance, development or effect (or the result thereof) (each an “Effect”) shall be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred to the extent arising from or relating to: (A) the execution, announcement or pendency of this Agreement or the Filing (including the effect of the foregoing on the relationship with the customers, suppliers, landlords, employees, consultants or competitors of Sellers or their respective Affiliates); provided that this clause (A) shall not apply to the representations and warranties that, by their terms, specifically address the consequences arising out of the pendency or consummation of the transactions contemplated herein; (B) actions or omissions taken or not taken by or on behalf of Sellers or any of their Affiliates at the written request of Buyer; (C) failure of Sellers or any of their Affiliates to meet any internal or published, projections, forecasts, estimates or predictions (provided that this clause (C) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a Material Adverse Effect, unless such change, event, circumstance or effect is otherwise separately excepted by this definition); (D) changes or prospective changes in applicable Law or GAAP, or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, in each case, after the Effective Date; (E) volcanoes, tsunamis, effects of climate change, earthquakes, floods, storms, hurricanes, tornadoes, fires, epidemics, pandemics, disease, outbreak, public health crises or acts of god or natural disasters or man-made disasters, in each case, including any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof); (F) general events or conditions generally affecting the industry, markets or geographic areas in which the Business operates; (G) national or international political or social conditions, including tariffs, riots, protests, the engagement by the United States or other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist (whether or not state-sponsored) attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States or of any other country; (H) financial, banking, or securities markets; (I) (1) the commencement or pendency of the Bankruptcy Cases; (2) any objections in the Bankruptcy Court to (x) this Agreement or any of the transactions contemplated hereby, (y) the Sale Order or the reorganization or liquidation of Sellers, or (z) the assumption or rejection of any Transferred Contract; or (3) any Order of the Bankruptcy Court or any actions or omissions of Sellers in compliance therewith; provided, however, that, in the case of clauses (D) through (H), such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred to the extent that any such events, changes, conditions, circumstances, developments or effects have a disproportionate adverse change on the Acquired Assets and the Assumed Liabilities, taken as a whole, relative to similar assets and liabilities, in a similar industry or market.

“Material Contract” shall have the meaning set forth in Section 5.5(a).

“Mobile Platform” means all consoles, certificates, profiles, identifiers, files, keys, API, and any other information, documentation or materials necessary or useful for maintaining user accessibility to the mobile Software applications made available through the Apple App Store or the Google Play Store by or on behalf of Sellers in connection with the Business, solely as necessary or useful for Buyer to provide notice and redirection to users through such application in a manner controlled by Buyer at and following Closing, together with (i) all administrator usernames, passwords and credentials used to access, use, manage, maintain or renew such consoles, certificates, profiles, identifiers, files or keys, and (ii) all site maps, templates, style guides, design materials and content (including any text, fonts, colors, cascading style sheets (CSS), layouts, video, images and graphics) with respect thereto or made available thereon.

“Order” means any order, injunction, order, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Ordinary Course” means the ordinary and usual course of operations of the Business taken as a whole consistent with past practice and taking into account the contemplation, commencement and pendency of the Bankruptcy Cases.

“Outside Date” shall have the meaning set forth in Section 10.1(c).

“Party” or “Parties” means, individually or collectively, Buyer and Sellers.

“Paying Party” shall have the meaning set forth in Section 11.3.

“Periodic Taxes” shall have the meaning set forth in Section 11.2.

“Permits” means licenses, permits, approvals, certificates, authorizations, testing certifications, testing reports, compliance results, operating permits, registrations, Orders, variances, plans, exemptions and other similar documents and authorizations, required under any applicable Laws for the operation of the Business, and issued by or obtained from any Governmental Authority.

“Permitted Encumbrances” means (i) non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets, (ii) licenses (other than licenses of Trademarks) granted on a non-exclusive basis, (iii) other Encumbrances set forth on Section 1.1(a) of the Disclosure Schedules, and (iv) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Authority or other entity or group.

“Personal Information” means, in addition to any information protected under Sellers’ published privacy policies or applicable Laws concerning privacy or data security as “personal information,” “personally identifiable information,” “PII” or similar, any information that identifies or could reasonably be used to identify an individual, including an individual’s name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Authority (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“PIPEDA” shall have the meaning set forth in Section 8.15.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceeding” means any Claim, action, complaint, suit, litigation, arbitration, appeal, petition, inquiry, hearing, Order, decree, legal proceeding, investigation, or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority.

“Projections” shall have the meaning set forth in Section 8.13(b).

“Proposed Allocation” shall have the meaning set forth in Section 3.5(a).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Registered Business IP” shall have the meaning set forth in Section 5.8(a).

“Reimbursing Party” shall have the meaning set forth in Section 11.3.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, which Order shall be in customary form reasonably acceptable to the Parties.

“Seller” or “Sellers” shall have the meaning set forth in the Preamble.

“Seller Parties” means each Seller and its former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

“Social Media Accounts” means the social media profiles, accounts, addresses and handles (including those made available through Facebook, Twitter, YouTube, Pinterest, Instagram, Snapchat, TikTok, Foursquare, Tumblr, Spotify and similar platforms).

“Software” means all software, software platforms, computer programs, operating systems, applications, firmware, and other code, including all related source code, object code, application programming interfaces, data files, databases, protocols, specifications, and all documentation relating to any of the foregoing.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other entity of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body or Person thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Successful Bidder” shall have the meaning set forth in Section 7.1(e).

“Tax” or “Taxes” means any federal, state, provincial, local, municipal, foreign or other taxes, duties, levies, governmental charges or assessments in the nature of a tax, including all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital gains, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, escheat, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, production, environmental, natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security (or similar), disability, workers’ compensation, payroll, health care, withholding, estimated or other taxes, duties, levies or other governmental charges or assessments in the nature of a tax or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Consideration” shall have the meaning set forth in Section 3.5(a).

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding by or against any taxing authority or otherwise with respect to or relating to Taxes.

“Tax Return” means any return, claim for refund, declaration, election, notice, report, statement or information return or other similar document relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the intellectual property assignment agreement contemplated by Section 4.3(a), and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 11.1.

“Transferred Contracts” shall have the meaning set forth in Section 2.1(e).

“Willful Breach” shall mean (a) Fraud or (b) a deliberate act or a deliberate failure to act, in each case, in breach of a covenant set forth in this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

Section 1.2    Other Definitions and Interpretive Matters.

(a)    Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(i)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii)    Any reference in this Agreement to $ means U.S. dollars.

(iii)    Unless the context otherwise requires, all capitalized terms used in the Exhibits and Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Exhibits and Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Exhibits and Disclosure Schedules. No disclosure in the Exhibits and Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Disclosure Schedules if the relevance of such disclosure to such other Schedule is reasonably apparent from the facts specified in such disclosure. All Exhibits and Disclosure Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(iv)    Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(v)    The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section,” “Article,” “Schedule,” or “Exhibit” are to the corresponding Section, Article, Schedule, or Exhibit of or to this Agreement unless otherwise specified.

(vi)    Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(vii)    The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

(viii)    The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)    The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(x)    All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(xi)    Any document or item will be deemed “conveyed”, “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is (A) included in the Dataroom or (B) actually delivered or provided to Buyer or any of Buyer’s Advisors.

(xii)    Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(xiii)    Any reference to any particular Bankruptcy Code or Tax Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code or Tax Code section or Law, the reference to such Bankruptcy Code or Tax Code section or Law means such Bankruptcy Code or Tax Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(xiv)    A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(xv)    Any reference to (x) any representations or warranties of a Seller that is not party to this Agreement shall be interpreted as a representation or warranty of BBBY on behalf of such Seller and (y) any covenant or obligation of a Seller that is not party to this Agreement shall be interpreted as a covenant and obligation of BBBY to cause such Seller to act in accordance therewith and (z) any notice to, or consent from, any Seller that is not a party to this Agreement shall, with respect to matters related to this Agreement, be interpreted as a notice to, or consent from, BBBY.

(b)    No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363, and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign and convey to Buyer, or cause to be sold, transferred, assigned and conveyed to Buyer (or its designee), and Buyer (or its designee) shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest as of the Closing in, to or under the following assets (collectively, the “Acquired Assets”) free and clear of any and all Encumbrances of any and every kind, nature and description, other than Permitted Encumbrances:

(a)    all Business IP, and any goodwill associated therewith, together with all rights to collect royalties and other proceeds and payments in connection with any of the foregoing, and all rights to sue and recover for any past, present or future infringement, dilution, misappropriation or other violation of any such Business IP;

(b)    the Business Internet Properties;

(c)    the Mobile Platform;

(d)    all Business Data;

(e)    all Contracts listed on Section 2.1(e) of the Disclosure Schedules or designated as Transferred Contracts pursuant to Section 2.7 (the “Transferred Contracts”);

(f)    all rights of publicity, personality rights and similar rights primarily relating to, used in (or held for use in) or arising out of, the sale or marketing of any products or services of the Business;

(g)    all advertising and marketing materials, samples, artwork, photography, images, videos, copy, catalogues, labels, brand books, style guides, retailer presentations, drawings, recordings and similar material, and any other material showing the heritage of any Trademarks, in each case primarily relating to, used in (or held for use in) or arising out of the Business;

(h)    all transferrable rights (but not any obligations) of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation Contracts to the extent relating to any other Acquired Asset referenced in this Section 2.1;

(i)    any other assets, properties, and rights listed on Section 2.1(i) of the Disclosure Schedules.

Section 2.2    Excluded Assets. Notwithstanding anything herein to the contrary, Buyer shall acquire no right, title, or interest in, to or under the following assets, properties, rights, interests, or claims in any assets, properties, rights, interests or claims of any kind or description of any Seller that are not Acquired Assets (collectively, the “Excluded Assets”), including:

(a)    the Excluded Trademarks;

(b)    the Internet Properties listed on Section 2.2(b) of the Disclosure Schedules;

(c)    the Excluded Software; and

(d)    the Contracts listed on Section 2.2(d) of the Disclosure Schedules or otherwise designated as Excluded Listed Contracts pursuant to Section 2.7 (the “Excluded Listed Contracts”).

Section 2.3    Shared Assets. To the extent that any elements of the Business Data or the Business IP (excluding Trademarks (other than trade dress)) embodied in the content or website (including the design, style, look, and feel of such content and website) made available on or through the Business Internet Properties are used in or arise out of the Business and also are used in or arise out of the Excluded Business (such Business Data and Business IP (excluding Trademarks (other than trade dress)), “Shared IP”), (a) Sellers and Buyer shall each be a joint owner of the Shared IP, (b) without limiting any obligation to deliver, transfer and convey copies of Shared IP, only an undivided joint ownership interest in or to the Shared IP shall be an Acquired Asset, and (c) each of Sellers and Buyer shall have the right to use and license the Shared IP without notice, consent or an accounting to the other Party (or its successors and assignees); provided that, for the avoidance of doubt Shared IP, with respect to clauses (ii) and (iii) of the definition of Business Data, shall be limited to customer data and lists relating to customers that have purchased from, or otherwise submitted their names or other information in accordance with applicable privacy policies to, both the Business and Excluded Business.

Section 2.4    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform and discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities (collectively, the “Assumed Liabilities”):

(a)    all Liabilities and obligations of any Seller under the Transferred Contracts that become due from and after, solely to the extent relating to facts, occurrences or other circumstances first arising after, the Closing (or, if assigned to Buyer after the Closing, the assignment date related to such Transferred Contracts);

(b)    all Liabilities arising from the ownership of the Acquired Assets and the use thereof by Buyer solely to the extent arising after the Closing; and

(c)    all Cure Costs related to the assignment and assumption of the Transferred Contracts.

For the avoidance of doubt, Excluded Taxes shall not constitute Assumed Liabilities.

Section 2.5    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform, or otherwise discharge, and Sellers shall be solely and exclusively liable with respect to, any Liability of any Seller that is not an Assumed Liability (such Liabilities, collectively, the “Excluded Liabilities”).

Section 2.6    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other Tax Law. Prior to such deduction or withholding (except any deduction or withholding required as a result of a failure to provide the documentation pursuant to Section 4.3(e)), Buyer shall use commercially reasonable efforts to provide Sellers written notice of such deduction or withholding and a reasonable opportunity to provide forms or other evidence that would reduce or exempt such deduction or withholding under applicable Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7    Assignment of Contracts. The Sale Order shall, to the extent permitted by Law, provide for the assignment by Sellers to Buyer, effective upon the Closing, of the Transferred Contracts in accordance with this Section 2.7.

(a)    Sellers shall use reasonable best efforts to provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts to which any Seller is a party that are Transferred Contracts and take all other actions reasonably necessary to cause such Contracts to be assigned to Buyer pursuant to section 365 of the Bankruptcy Code. At the Closing, Sellers shall assign to Buyer the Transferred Contracts that may be assigned by any such Seller to Buyer pursuant to sections 363 and 365 of the Bankruptcy Code. From and after the Effective Date until the earlier of (y) the date that is 45 days following the Closing and (z) the date on which the Bankruptcy Court enters an Order confirming Sellers’ plan of reorganization or liquidation (this clause (z) the “Plan Confirmation Date”), Buyer may, in consultation with Sellers, propose to designate any Contract then in effect that Sellers have not otherwise disposed of, or agreed to dispose of, that is necessary to administer, control and exercise legal rights with respect to the use of all other Acquired Assets, in each case, in the same manner in all material respects as by and on behalf of Sellers (as applicable) in connection with the Business during the twelve months prior to the date hereof (and is not an Excluded Listed Contract as of the Effective Date), as a Transferred Contract, as applicable, or designate any such Contract that would otherwise be a Transferred Contract as an Excluded Listed Contract, in each case by providing written notice of such designation or removal to Sellers and, in the case of designating an additional Transferred Contract, Sellers will use reasonable best efforts to cause such Contract to be assumed and assigned to Buyer in accordance with the Bankruptcy Code. Notwithstanding the foregoing, (i) Sellers may not designate any such Contract as a Transferred Contract after Closing if Sellers have rejected, agreed to dispose, or disposed, of such Contract or require such Contract in order to provide services to any other business line of Sellers or to wind down the operations of Sellers and (ii) Sellers shall provide not less than five Business Days’ notice to Buyer prior to filing any motion to reject, agreeing to dispose or disposing any Contract that is necessary to administer, control and exercise legal rights with respect to the use of all other Acquired Assets, in each case, in the same manner in all material respects as by and on behalf of Sellers (as applicable) in connection with the Business during the twelve months prior to the date hereof (other than any Excluded Listed Contract).

(b)    In the case of any removal or addition of a Transferred Contract pursuant to Section 2.7(a), Sellers shall give notice to the other parties to any Contract to which such removal or addition relates within three Business Days of Buyer notifying Sellers of such removal or addition.

(c)    In connection with and upon the assignment to Buyer of any Transferred Contract pursuant to this Section 2.7, Buyer and Sellers shall pay all of the Cure Costs.

(d)    If Sellers are unable to assign any Transferred Contract to Buyer as a result of an Order of the Bankruptcy Court or applicable Law, then Buyer and Sellers shall use reasonable best efforts prior to the Closing to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assign such Transferred Contract to Buyer; provided, however, neither Buyer nor Sellers shall be required to pay any amount or incur any obligation to any Person from whom any such Consent or Governmental Authorization may be required in order to obtain such Consent.

(e)    Notwithstanding any provision herein to the contrary, a Contract shall not be a Transferred Contract hereunder and shall not be assigned by the applicable Sellers and assumed by Buyer to the extent that such Contract requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Contract, if such Consent or Governmental Authorization has not been obtained prior to the Closing. In such event, the Closing will proceed with respect to the remaining Acquired Assets upon the terms and subject to the conditions hereof, and there will be no reduction in the Purchase Price as a result thereof, and, for a period of six months after the Closing Date (or the remaining term of any such Contract if shorter or the closing of the Bankruptcy Cases, if earlier), (i) Sellers and Buyer will use their respective reasonable best efforts to obtain the Consents with respect to any such Contract and (ii) Sellers and Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and without the need for any Consent, under which Buyer would obtain the benefits and assume the obligations associated with such Contracts in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Sellers would enforce their rights thereunder for the benefit of Buyer with Buyer assuming each applicable Sellers’ obligations thereunder; provided, however, neither Buyer nor Sellers shall be required to pay any amount, grant any accommodation therefor or incur any obligation to any Person from whom any such Consent or Governmental Authorization may be required in order to obtain such Consent; provided further that neither Buyer nor any of Sellers will be obligated to initiate any Proceedings to obtain any such Consent or Governmental Authorization. For the avoidance of doubt, the consummation of the transactions contemplated by this Agreement shall in no way be contingent or conditioned on obtaining any such Consents for the assignment of the Transferred Contracts.

ARTICLE III

PURCHASE PRICE

Section 3.1    Purchase Price. The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets shall consist of:

(a)    cash in the amount of the Cash Consideration; and

(b)    the assumption of the Assumed Liabilities.

Section 3.2    Deposit.

(a)    Buyer has delivered, or will deliver within one Business Day of the Effective Date, to the Deposit Escrow Agent the Deposit in immediately available funds pursuant to the Bidding Procedures Order, by wire transfer of immediately available funds for deposit into a separate, segregated, non-interest bearing escrow account maintained by the Deposit Escrow Agent in accordance with the Bidding Procedures Order. The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller or Buyer and shall be applied against payment of the Purchase Price on the Closing Date or otherwise distributed or returned according to the terms of this Section 3.2.

(b)    If this Agreement has been terminated by Sellers pursuant to Section 10.1(d) or Section 10.1(f), then Sellers shall retain the Deposit.

(c)    If this Agreement has been terminated by any Party, other than as contemplated by Section 3.2(b), then the Deposit shall be returned to Buyer within three Business Days after such termination.

(d)    The Parties agree that Sellers’ right to retain the Deposit, as set forth in Section 3.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 3.3    Closing Date Payments. At the Closing, (a) Buyer shall pay to Sellers cash by wire transfer of immediately available funds in an amount equal to (i) the Cash Consideration minus (ii) the Deposit and (b) Sellers shall direct the Deposit Escrow Agent to indefeasibly transfer the Deposit to an account designated by Sellers.

Section 3.4    Discharge of Assumed Liabilities After Closing. Following the Closing, Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

Section 3.5    Allocation of Purchase Price.

(a)    For U.S. federal (and where applicable, state and local) income Tax purposes, the parties agree to allocate the Purchase Price, the Assumed Liabilities, and any other amounts treated as consideration to any Seller in respect of the Acquired Assets pursuant to this Agreement for U.S. federal (and where applicable, state and local) income Tax purposes (collectively, the “Tax Consideration”) among the Acquired Assets in accordance with Section 1060 of the Code, pursuant to the following procedures. No later than 90 days following the Closing Date, Buyer shall provide Sellers with a proposed allocation of the Tax Consideration among the Acquired Assets (the “Proposed Allocation”). Sellers may object to the Proposed Allocation by delivering to Buyer, within 30 days of receipt by Sellers of the Proposed Allocation, notice of objection to the Proposed Allocation (an “Allocation Objection Notice”), which shall specify in reasonable detail the basis for such objection. If Sellers fail to deliver an Allocation Objection Notice to Buyer prior to the expiration of such 30-day period, the Proposed Allocation shall become final, binding and conclusive upon Sellers and Buyer (the “Allocation”). If Sellers timely deliver an Allocation Objection Notice, then Buyer and Sellers shall negotiate in good faith to resolve the disputed items. If Buyer and Sellers are able to reach agreement on the disputed items within 30 days after the Allocation Objection Notice has been received by Buyer, the Proposed Allocation, as modified to reflect such agreement between Buyer and Sellers, shall be the Allocation. If Buyer and Sellers are unable to reach such an agreement within 30 days after the Allocation Objection Notice has been received by Buyer, all unresolved disputed items shall be promptly referred to a mutually agreed, nationally recognized accounting firm (the “Independent Arbiter”). The Independent Arbiter shall be directed to render a written report on the unresolved disputed items with respect to the allocation of the Tax Consideration as promptly as practicable, but in no event more than 30 days after such submission to the Independent Arbiter, and to resolve only those unresolved disputed items set forth in the Allocation Objection Notice. For the avoidance of doubt, the Independent Arbiter’s resolution of the disputed items shall be within the ranges proposed by Buyer and Sellers that are in dispute. If unresolved disputed items are submitted to the Independent Arbiter, Buyer and Sellers shall each furnish to the Independent Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Arbiter may reasonably request. The resolution of the disputed items by the Independent Arbiter shall be final, binding and conclusive upon Buyer and Sellers. The Proposed Allocation, as modified to reflect (x) any agreement as to any disputed items between Buyer and Sellers and (y) the resolution of the remaining disputed items by the Independent Arbiter, shall be the Allocation. All fees and expenses of the Independent Arbiter shall be allocated to Buyer and Sellers in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each of Buyer and Sellers (as determined by the Independent Arbiter) bears to the total amount of the disputed items.

(b)    Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law), each of the parties (x) shall, and shall cause its Affiliates to, file all Tax Returns in a manner consistent with the Allocation and (y) shall not take, and shall cause its Affiliates not to take, any position inconsistent with the Allocation on any Tax Return, in connection with any Tax Proceeding or otherwise.

ARTICLE IV

CLOSING

Section 4.1    Closing Date. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022) at 10:00 a.m. Eastern Time on the second Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article IX (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 4.2    Buyer’s Deliveries. At the Closing, Buyer shall:

(a)    deliver to Sellers the Cash Consideration minus the Deposit in accordance with Section 3.3(a);

(b)    deliver to Sellers the certificate of Buyer to be received by Sellers pursuant to Section 9.3(c); and

(c)    deliver to Sellers a counterpart to the bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”) duly executed by Buyer.

Section 4.3    Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer:

(a)    an intellectual property assignment agreement substantially in the form of Exhibit B, duly executed by the applicable Sellers;

(b)    a counterpart to the Assignment and Assumption Agreement, duly executed by each applicable Seller;

(c)    a copy of the Sale Order entered by the Bankruptcy Court;

(d)    the certificate of Sellers to be received by Buyer pursuant to Section 9.2(c); and

(e)    an IRS Form W-9 or IRS Form W-8, as applicable, duly executed by each Seller or each Seller’s regarded owner for U.S. federal income Tax purposes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules delivered by Sellers concurrently herewith and subject to Section 12.10, Sellers jointly and severally represent and warrant to Buyer as follows.

Section 5.1    Organization and Qualification. Each Seller is duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to such Seller’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2    Authorization of Agreement. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate action, limited liability company action or limited partnership action on the part of such Seller, as applicable, and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby. Subject to requisite Bankruptcy Court approvals, this Agreement and the other Transaction Documents to which each Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

Section 5.3    Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained, and (b) the notices, authorizations, approvals, Orders, Permits or consents set forth on Section 5.3 of the Disclosure Schedules are made, given or obtained (as applicable), neither the execution and delivery by Sellers of this Agreement or the other Transaction Documents, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor performance or compliance by Sellers with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of a Seller’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable (ii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Material Contract or accelerate any Seller’s obligations under any such Material Contract, or (iii) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of any Seller, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4    Title to Properties. Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, Sellers hold good title to, the right to use, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, other than any failure to own or hold such tangible property that is not material to the Business, taken as a whole.

Section 5.5    Contracts.

(a)    Section 5.5 of the Disclosure Schedules sets forth a list of each Material Contract as of the Effective Date. For purposes of this Agreement, “Material Contract” means any Transferred Contract as of the Effective Date (x) by which any of the Acquired Assets are bound or affected or (y) to which a Seller is a party or by which it is bound that is related to, used in (or held for use in) or arise out of the operation of the Acquired Assets, including any Contract:

(i)    that is material to the Acquired Assets and relates to the Acquired Assets, on the one hand, and the Excluded Business, on the other hand;

(ii)    involves the settlement or compromise of any Proceeding (whether pending or threatened) (or series of related Proceedings) which (A) involve payments in excess of $500,000 or (B) impose material restrictions on the use, enforcement or other exploitation of any Acquired Assets;

(iii)    that relates to the acquisition or disposition of any Acquired Asset that is reasonably expected to involve payments in excess of $100,000;

(iv)    pursuant to which any Seller (A) grants or receives any license, sublicense, covenant not to assert, or similar right in or with respect to any (1) Business IP or (2) rights to use or display content that is material to the Business and used or displayed in connection with the Internet-based retail portion of the Business (excluding licenses, sublicenses, covenants not to assert or similar rights granted to Sellers solely for the development, use or maintenance of Excluded Software or information technology infrastructure), or (B) otherwise agrees to limit the use, enforcement or other exploitation of any Business IP, in each case, other than ancillary or incidental licenses, sublicenses, covenants not to assert and similar rights that are not material to the development, maintenance, use or operation of any Acquired Assets; or

(v)    that (x), is set forth on Section 2.1(e) of the Disclosure Schedules and contains any provision that (A) limits in any material respect, or purports to limit in any material respect, the ability, upon the consummation of the transactions contemplated hereby, of Buyer or any of its Affiliates from competing with any Person or in any geographical area, engaging in any line of business or selling products or delivering services to any Person, making use of any Business IP or soliciting potential employees, officers, managers, directors or customers, (B) grants “most favored nation” status or contains “exclusivity” requirements or similar obligations binding, upon the consummation of the transactions contemplated hereby, on Buyer or any of its Affiliates, (C) includes “take or pay” requirements or provisions obligating a Person to obtain or provide a minimum quantity of goods or services to or from another Person, or (y) that contains any provision that grants to a third party any right of first refusal or first offer or similar right with respect to any of the Acquired Assets.

(b)    Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except (i) as a result of the commencement of the Bankruptcy Cases and (ii) with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated, or replaced, (A) each Material Contract is valid and binding on the Seller that is a party thereto and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) the applicable Seller, and, to the Knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (C) Sellers have received no written notice of the existence of any breach or default on the part of any Seller under any Material Contract, (D) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of a Seller, or to the Knowledge of Sellers, any counterparty under such Material Contract and (E) to the Knowledge of Sellers, Sellers have not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract, except in each case of clauses (A) through (E), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.6    No Litigation. There are no Proceedings pending or, to Sellers’ Knowledge, threatened against or affecting any Seller that will adversely affect any Seller’s performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.7    Permits; Compliance with Laws. Each Seller is, and has been since January 1, 2023, in compliance in all material respects with all state or federal laws, statutes, ordinances, codes, rules or regulations (“Laws”) or Orders, applicable to such Seller, and each Seller holds all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of its respective business (collectively, “Permits”), except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller and each of their respective directors, officers and employees acting in such capacity and, to the Knowledge of Sellers, each of its and their other agents acting on its or their behalf, is, and has been since January 1, 2023, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder.

Section 5.8    Intellectual Property.

(a)    Section 5.8(a) of the Disclosure Schedules sets forth a correct and complete list of all Business IP that is registered with, issued by, or the subject of a pending application before any Governmental Authority or Internet domain name registrar (“Registered Business IP”), specifying as to each, as applicable, the owner, application number, application date, patent number or registration number, and date of registration or issuance. Except as otherwise indicated on Section 5.8(a) of the Disclosure Schedules, (i) Sellers exclusively own all right, title and interest in and to the Registered Business IP, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) all of the Registered Business IP is subsisting and, to the Knowledge of Sellers, valid and enforceable. The Registered Business IP identified on Section 5.8(a) of the Disclosure Schedules constitutes all Intellectual Property owned by or licensed exclusively to Sellers or any of their Affiliates (x) that is registered with, issued by, or the subject of a pending application before any Governmental Authority or Internet domain name registrar and (y) that is primarily related or material to the operation of the Business as conducted during the twelve months prior to the date hereof.

(b)    Sellers have taken commercially reasonable steps and have implemented commercially reasonable safeguards, in a manner consistent with industry standards, to maintain the confidentiality of non-public Business IP and Business Data, and to the Knowledge of Sellers, no such non-public Business IP or Business Data (including any source code constituting part of the Business IP) have been disclosed to or accessed by any Person other than subject to written and binding obligations of confidentiality, which obligations, to the Knowledge of Sellers, have not been violated in any material respect. Sellers have taken commercially reasonable steps to actively monitor and enforce their rights in all material Trademarks constituting part of the Business IP against unauthorized use by third parties, and have exercised reasonable quality control measures with respect to any licensees of such Trademarks.

(c)    No Proceedings are pending or, to the Knowledge of Sellers, threatened against any Seller, and since January 1, 2021, Sellers have not received any written notice or claim, (i) challenging the ownership, validity, enforceability or use by any Seller of any Registered Business IP or (ii) alleging that any Seller is infringing, misappropriating or otherwise violating the Intellectual Property of any Person. Since January 1, 2021, no Seller has made any written claim of any violation, misappropriation or infringement of any Business IP.

(d)    To the Knowledge of Sellers, since January 1, 2021, no Person has infringed, misappropriated or otherwise violated the rights of Sellers with respect to any material Business IP and the use of the Acquired Assets in connection with the conduct of the Business (including the use of the Mobile Platform as intended to be used by customers) has not violated, misappropriated or infringed the Intellectual Property of any other Person.

(e)    The consummation of the transactions contemplated hereby will not result in the grant of any right or license to any third party of any material Business IP.

(f)    To the Knowledge of Sellers, no assets purchased by Overstock.com, Inc., from Sellers under that certain Asset Purchase Agreement dated as of June 12, 2023, by and among Bed Bath & Beyond Inc., Overstock.com, Inc., and the other parties signatory thereto, bear any Trademarks constituting Business IP, where use of such Trademark is material to the Business as of the Effective Date, except the “Welcome Rewards” Trademarks and related program of business assets purchased by Overstock.com, Inc. and the legacy program of the same name offered by Sellers in relation to the Business.

(g)    Sellers have taken commercially reasonable steps and have implemented commercially reasonable safeguards, in a manner consistent with industry standards, to protect the Business Data, Internet Properties and Mobile Platform from any unauthorized use, disclosure, modification or access, and to ensure that the Acquired Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Malicious Code”).

(h)    Since January 1, 2021, there has been no security breach or other unauthorized use, disclosure, modification or access to the Acquired Assets or any Personal Information or other sensitive customer information included in the Acquired Assets. To the Knowledge of Sellers, the Acquired Assets are free from any material Malicious Code.

(i)    Other than the Mobile Platform, there are no mobile Software applications operated, developed or held for use by or on behalf of Sellers in connection with the Business.

Section 5.9    Data Security and Personal Information. Since January 1, 2021, with respect to any Personal Information included within the Acquired Assets, (a) Sellers have implemented and maintained commercially reasonable safeguards, including administrative, technical and physical safeguards consistent with industry standards, that protect all Business Data (including any Personal Information constituting part of the Business Data) against loss, damage, and unauthorized access, use, modification, or other misuse, (b) no Proceeding has been asserted or, to the Knowledge of Sellers, are threatened against any Seller by any Person with respect to the security, collection, processing or use of such Business Data, and (c) Sellers have complied in all material respect with all of their contractual obligations and published policies, and with all applicable Laws, concerning any Personal Information constituting part of the Business Data. The consummation of the transactions contemplated by this Agreement, including the transfer of the Acquired Assets to Buyer, shall not violate any of Sellers’ published policies, contractual obligations, applicable Laws, or any other legally binding obligations concerning privacy or data security, and no such published policies, applicable Laws or other legally binding obligations shall prohibit or impair, in any material respect, Buyer’s receipt or use of any Business Data in a manner substantially consistent with the manner as used in the Business during the twelve months prior to Closing.

Section 5.10    Tax Matters.

(a)    All material Tax Returns required to be filed with respect to the Acquired Assets, the Assumed Liabilities or the Business have been duly and timely filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b)    All material Taxes required to be paid with respect to the Acquired Assets, the Assumed Liabilities or the Business (whether or not shown on any Tax Return) have been duly and timely paid.

(c)    Each Seller has timely and properly collected, withheld and paid over to the appropriate Governmental Authority (or where such payment is not yet due, set aside in an account for such purpose), all Taxes required to have been collected, withheld and paid over in connection with amounts received or owed from or paid or owing to any employee, independent contractor, creditor, stockholder, customer, or other third party, and has complied with all applicable information reporting requirements, in each case, with respect to or in connection with the Acquired Assets, the Assumed Liabilities or the Business.

(d)    There is no Tax Proceeding pending or threatened in writing with respect to or relating to the Acquired Assets or the Assumed Liabilities or the Business.

(e)    None of the Acquired Assets constitutes stock, partnership interests, or any other equity interest in any Person for U.S. federal income Tax purposes.

(f)    There are no Encumbrances for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

(g)    No Seller has received written notice of any material Tax deficiency outstanding, proposed or assessed, nor has any Seller waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment, collection or deficiency with respect to the Acquired Assets, the Assumed Liabilities or the Business.

(h)    Except to the extent that doing so would not adversely impact the Acquired Assets, the Assumed Liabilities or the Business, or the Buyer’s ownership of the Acquired Assets, or assumption of the Assumed Liabilities, none of Sellers has participated in any “listed transaction” within the meaning of 26 C.F.R. § 1.6011-4(b)(2).

Section 5.11    Sufficiency. Except as set forth in Section 5.11 of the Disclosure Schedules, except for Excluded Software and excluding licenses, sublicenses, covenants not to assert or similar rights granted to Sellers solely for the development, use or maintenance of Excluded Software or information technology infrastructure, and except for any Excluded Listed Contracts (including Contracts that are designated as Excluded Listed Contracts in accordance herewith after the Effective Date), Sellers own or have, and will, pursuant to this Agreement, transfer to Buyer at the Closing, sufficient assets, rights and information necessary to (i) administer and control the operation of the Mobile Platform and Internet Properties, (ii) display any content (including any text, fonts, colors, cascading style sheets (CSS), layouts, video, images and graphics) displayed on any Business Internet Properties or the Mobile Platforms in the manner displayed in connection with the Business during the twelve months prior to the date hereof, and (iii) otherwise administer, control and use all other Acquired Assets, in each case, in a manner substantially consistent with the manner, in all material respects, as by and on behalf of Sellers (as applicable) in connection with the Business during the twelve months prior to the date hereof, free and clear of all Encumbrances (other than Permitted Encumbrances), all of which rights and assets will survive the consummation of the transactions contemplated under this Agreement materially unchanged and without termination, cancellation or acceleration of any rights or payments in connection therewith; provided that Buyer agrees that no representation is being made in this Agreement, and Buyer is not relying on any representation whatsoever, in each case, with respect to Excluded Software or the information technology infrastructure held or used in connection with the Business (including “back-end” to the Mobile Platform or Business Internet Properties), inventory, payments, transition services, or similar operational matters.

Section 5.12    Brokers. Except for Lazard, the fees and expenses of which will be paid by Sellers, to the Knowledge of Sellers no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

Section 5.13    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article V (as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) (it being understood that Buyer relied only on such express representations and warranties), Buyer acknowledges and agrees, on its own behalf and on behalf of the Buyer Group, that the Acquired Assets are being acquired by Buyer “as is” and “where is” and with all faults and all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, and that no Seller nor any other Person on behalf of any Seller makes, and Buyer has not relied on, is not relying on, and will not rely on (i) the accuracy or completeness of any express or implied representation or warranty with respect to any Seller, the Acquired Assets, or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in any presentations or other materials prepared by Lazard) (the “Information Presentation”) or in that certain datasite administered by Intralinks (the “Dataroom”) or elsewhere to Buyer or any of its Affiliates or Advisors on behalf of Sellers or any of their Affiliates or Advisors, or (ii) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of any Seller, or the quality, quantity or condition of any Seller’s assets. Without limiting the foregoing, no Seller nor any other Person will have or be subject to any Liability whatsoever to Buyer, or any other Person, resulting from the distribution to Buyer or any of its Affiliates or Advisors, or Buyer’s or any of its Affiliates’ or Advisors’ use of or reliance on, any such information, including the Information Presentation, the Projections, any information, statements, disclosures, documents, projections, forecasts or other material made available to Buyer or any of its Affiliates or Advisors in the Dataroom or otherwise in expectation of the transactions contemplated by this Agreement or any discussions with respect to any of the foregoing information.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows.

Section 6.1    Organization and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Buyer’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 6.2    Authorization of Agreement. Buyer has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 6.3    Conflicts; Consents.

(a)    Assuming that (i) requisite Bankruptcy Court approvals are obtained, and (ii) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 6.3(a) of the Disclosure Schedules are made, given or obtained (as applicable), neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor performance or compliance by Buyer with any of the terms or provisions hereof, will (A) conflict with or violate any provision of Buyer’s articles of incorporation or bylaws or similar organizational documents, (B) violate any Law or Order applicable to Buyer, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other Contract to which Buyer is a party or accelerate Buyer’s obligations under any such Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Buyer or any of its Subsidiaries, except, in the case of clauses (A) through (D), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Buyer to consummate the transactions contemplated hereby.

(b)    Buyer is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Buyer to consummate the transactions contemplated hereby.

Section 6.4    Financing. Buyer has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Purchase Price, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other transactions contemplated by this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated by this Agreement. Buyer is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Transferred Contracts and the related Assumed Liabilities.

Section 6.5    Brokers. Except for fees and expenses that will be borne solely by Buyer, there is no other investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Buyer that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.6    No Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Buyer to consummate the transactions contemplated hereby.

Section 6.7    No Foreign Person. As of Closing, Buyer will not be a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, including any implementing regulations thereof.

Section 6.8    Solvency. Buyer is, and immediately after giving effect to the transactions contemplated by this Agreement shall be, solvent and at all times shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt; and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Sellers. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 6.9    No Additional Representations or Warranties(a) . Except for the representations and warranties contained in this Article VI, Sellers acknowledge that neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Sellers by Buyer.

Section 6.10    Guaranty.

(a)    Each Guarantor hereby irrevocably, absolutely and unconditionally jointly and severally guarantees to Sellers the punctual payment of all sums, if any, now or hereafter owed by Buyer under and in accordance with the terms of this Agreement, including the payment obligations of the Buyer pursuant to Section 3.3 (the “Guaranteed Obligations”).

(b)    If Buyer fails to pay any of the Guaranteed Obligations, then each Guarantor shall itself be jointly and severally liable for the Guaranteed Obligations and shall pay the same.

(c)    Notwithstanding any other provision of this Section 6.10, nothing herein shall be construed as imposing greater obligations or Liabilities on either Guarantor than for which Buyer itself would be liable under this Agreement or obliging either Guarantor to indemnify and hold harmless the Seller against any losses, costs, or expenses for which Buyer itself would not be liable under this Agreement, except as set forth in this Section 6.10, including Section 6.10(f) and Section 6.10(h).

(d)    The obligations of Sellers under this Agreement shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Section 6.10 and all dealings between Sellers and Buyer shall likewise be conclusively presumed to have been consummated in reliance upon this Section 6.10.

(e)    Guarantors’ obligations hereunder shall not be affected by any facts or circumstances that might constitute a legal or equitable bar, discharge or defense to any Guaranteed Obligations available to Guarantors but not available to Buyer, and each Guarantor hereby expressly waives and renounces any and all such bars, discharges and defenses.

(f)    The guarantee by Guarantors contained herein shall remain in full force and effect and shall continue to be enforceable by Sellers until the earlier of (i) the payment by Buyer or the Guarantors of all of the Guaranteed Obligations to Sellers and (ii) the consummation of the Closing (for the avoidance of doubt, including the payment of the entire Cash Consideration to Sellers in accordance with Section 3.3), and that upon the occurrence of such event, this guarantee shall terminate automatically and each Guarantor shall stand discharged of all of such Guarantor’s obligations under this guarantee. Each Guarantor shall indemnify Sellers for any costs and expenses incurred by Sellers in enforcing this Section 6.10, including the fees and expenses of counsel and other Advisors of Sellers in the investigation and prosecution of any Action with respect hereto. Each Guarantor’s obligations under this Section 6.10 shall not be terminated, modified, affected or impaired by reason of any relief or discharge of Buyer from any of Buyer’s respective obligations in bankruptcy or similar proceedings, or by liquidation or dissolution.

(g)    The liability of each Guarantor under this Section 6.10 shall be unconditional, and this Section 6.10 shall be a continuing guaranty. Notwithstanding anything to the contrary in this Agreement, neither Guarantor individually, nor the Guarantors’ collectively, will be obligated to pay to Sellers an aggregate amount in excess of the Purchase Price under this Section 6.10.

(h)    Each Guarantor hereby makes the representations and warranties set forth in Article VI as to itself, and such representations and warranties shall apply mutatis mutandis as if such Guarantor were substituted for Buyer therein.

ARTICLE VII

BANKRUPTCY COURT MATTERS

Section 7.1    Bankruptcy Actions.

(a)    Subject to Section 7.5, pursuant to the Bidding Procedures Order, Sellers confirm that Buyer was the Successful Bidder at the portion of the Auction relating to the Acquired Assets described herein and Sellers have selected the transactions contemplated hereby as the Successful Bid (as defined in the Bidding Procedures Order) for the Acquired Assets described herein and Buyer as the Successful Bidder for the Acquired Assets described herein.

(b)    The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyer agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction pursuant to the terms of the Bidding Procedures Order.

(c)    The Parties shall use their respective reasonable best efforts to obtain entry by the Bankruptcy Court of the Sale Order. Buyer shall promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this

Agreement as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Buyer and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Buyer’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

(d)    Each Seller and Buyer shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by Sellers from the Bankruptcy Court with respect to the transactions contemplated by this Agreement.

(e)    If, when the Auction is concluded, Buyer is not the prevailing party (such prevailing party, the “Successful Bidder”) but has the next highest (or otherwise best) bid at the Auction, Buyer shall be required to serve as a back-up bidder (the “Backup Bidder”) and keep Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction) open and irrevocable until the Outside Date. If prior to the Outside Date the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the Backup Bidder will be deemed to have the new prevailing bid, and Sellers may, and may cause Buyer to, consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may have been improved upon in the Auction).

(f)    Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. Buyer acknowledges that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction.

(g)    Buyer shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Transferred Contracts. Buyer agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Transferred Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s Advisors available to testify before the Bankruptcy Court.

(h)    After entry of the Sale Order, Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

Section 7.2    Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Buyer on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances), and (iii) the performance by Sellers of their obligations under this Agreement, (b) authorize and empower Sellers to assume and assign to Buyer the Transferred Contracts, (c) find that Buyer is a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code, find that Buyer is not a successor to any Seller, and grant Buyer the protections of section 363(m) of the Bankruptcy Code, (d) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (e) find that Buyer has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Transferred Contracts, (f) find that Buyer shall have no Liability for any Excluded Liability, (g) find that the consideration provided by Buyer pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Acquired Assets, (h) find that Buyer and Sellers did not engage in any conduct which would allow this Agreement to be set aside pursuant to section 363(n) of the Bankruptcy Code and (i) order that, notwithstanding the provisions of the Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry. Buyer agrees that it will promptly take such actions as are reasonably requested by any Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (A) demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (B) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.

Section 7.3    Approval. Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

Section 7.4    Cure Costs. Subject to entry of the Sale Order, Buyer shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 2.7(e), on or prior to the date of such assignment), pay the Cure Costs under the Transferred Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

Section 7.5    Going Concern Auction. The Parties acknowledge that, as of the date hereof, the Auction has not concluded or been closed and Sellers are presently contemplating resuming the Auction after the Effective Date to considers bids for an Alternative Transaction involving the sale of a material portion of the assets of the Sellers that are comprised by the Business, including leases, inventory and other assets (including all or a portion of the Acquired Assets). Sellers may, but are not obligated, to resume such Auction, and if Sellers elect to resume such Auction, then Buyer may continue to participate in such Auction, subject to the terms and conditions established by Sellers in accordance with the Bidding Procedures and Section 7.1. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, Sellers continuing the Auction, considering Alternative Transactions in connection therewith, and taking other actions in accordance therewith shall not constitute, and will be deemed not to constitute, a breach of this Agreement (including Section 8.1 and Section 8.3). This Agreement is subject in all respects to the continuation, conclusion, and results of the Auction.

ARTICLE VIII

COVENANTS AND AGREEMENTS

Section 8.1    Conduct of Business of Sellers.

(a)    Except (i) as required by applicable Law, Order or a Governmental Authority, (ii) any limitations on operations imposed by the Bankruptcy Court, (iii) as expressly contemplated, required or permitted by this Agreement, (iv) to the extent related to an Excluded Asset or an Excluded Liability or (v) as set forth on Section 8.1 of the Disclosure Schedules, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article X), unless Buyer otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall (x) use their commercially reasonable efforts to continue to operate in the Ordinary Course.

(b)    Except (A) as required by applicable Law, Order or a Governmental Authority, (B) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, as the case may be, (C) as expressly contemplated, required or permitted by this Agreement, (D) to the extent related to an Excluded Asset or an Excluded Liability or (E) as set forth on Section 8.1 of the Disclosure Schedules, during the period from the Effective Date until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article X), unless Buyer otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall not:

(i)    sell, assign, license, lease (as lessor), transfer, abandon, fail to maintain, allow to lapse or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed any Encumbrance (other than Assumed Liabilities and any Encumbrances that will be removed or released by operation of the Sale Order) on, any Acquired Asset;

(ii)    cancel or compromise any material claim or waive or release any material right, in each case, that is a claim or right related to an Acquired Asset;

(iii)    settle any pending or threatened Proceeding against any Seller that would have an adverse effect on the Acquired Assets or result in an Assumed Liability; or

(iv)    commit or agree to take any of, the foregoing actions.

(c)    Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct any Seller’s operations or business prior to the Closing, and nothing contained in this Agreement is intended to give any Seller, directly or indirectly, the right to control or direct Buyer’s or its Subsidiaries’ operations. Prior to the Closing, each of Buyer and Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 8.2    Access to Information.

(a)    From the Effective Date until the Closing (or the earlier termination of this Agreement pursuant to Article X), Sellers (in their discretion) will provide Buyer and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours to the books and records of Sellers, in order for Buyer and its authorized Advisors to access such information regarding the Acquired Assets and the Assumed Liabilities as is reasonably necessary in order to consummate the transactions contemplated by this Agreement (including for integration purposes); provided that (i) such access does not unreasonably interfere with the normal operations of any Seller, (ii) such access will occur in such a manner as Sellers reasonably determine to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access will be directed to Lazard or such other Person(s) as Sellers may designate in writing from time to time and (iv) nothing herein will require Sellers to provide access to, or to disclose any information to, Buyer if such access or disclosure (A) would cause significant competitive harm to any Seller if the transactions contemplated by this Agreement are not consummated, (B) would require any Seller to disclose any financial or proprietary information of or regarding the Affiliates of any Seller or otherwise disclose information regarding the Affiliates of any Seller that such Seller deems to be commercially sensitive, (C) would waive any legal privilege or (D) would be in violation of applicable Laws; provided that Sellers shall use reasonable best efforts to provide the Buyer, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to violate the foregoing clauses (A) through (D).

(b)    The information provided pursuant to this Section 8.2 will be used solely for the purpose of consummating the transactions contemplated hereby (including for integration planning), and will be governed by all the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. Buyer will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Buyer or any of its Advisors. Sellers make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 8.2, and Buyer may not rely on the accuracy of any such information, in each case, other than the Express Representations.

(c)    Sellers shall not, and shall cause their Affiliates and Advisors not to, for a period of two years after the Closing, directly or indirectly, without Buyer’s prior written consent, use for any purpose (except as otherwise specifically permitted in this Agreement) or disclose to any third party (other than each other and their respective Advisors) any confidential or proprietary information concerning the Business, the Acquired Assets or the Assumed Liabilities (including such information as may be disclosed to Sellers pursuant to the exercise of its rights to access information following the Closing as set forth herein); provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Agreement), (B) independently developed by Sellers or any of their respective Affiliates following the Closing without any reference to confidential or proprietary information concerning the Business, or (C) becomes available to Sellers or any of their respective Representatives from a third party if such source is not known by Sellers at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, Buyer with respect to such information, or (ii) prohibit any disclosure (A) required by applicable Law so long as, to the extent practicable and legally permissible, the applicable Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity (at Buyer’s sole cost and expense) to contest such disclosure, (B) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, (C) necessary to permit Sellers or any of their respective Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before or including the Closing Date with respect to the Business, the Excluded Assets or the Excluded Liabilities, or (D) necessary in connection with the administration of the Bankruptcy Cases, the winding down of Sellers’ estate, the payment of any Taxes or the filing of any Tax Returns or the recording of any claims in connection therewith.

(d)    From and after the Closing for a period of two years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), Buyer will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to or including the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of Buyer, in each case, solely to the extent (i) necessary to permit Sellers or any of their respective Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before or including the Closing Date with respect to the Business, or the Excluded Assets or Excluded Liabilities, (ii) as reasonably necessary for Sellers to comply with regulatory requirements under applicable Law or otherwise in connection with tax, or regulatory matters or (iii) in connection with the administration of the Bankruptcy Cases, the winding down of Sellers’ estate, the payment of any Taxes or the recording of any claims in connection therewith. Unless otherwise consented to in writing by Sellers, Buyer will use commercially reasonable efforts not to, for a period of three years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Sellers such books and records or any portion thereof that Buyer may intend to destroy, alter or dispose of. Notwithstanding anything to the contrary in this Agreement, no Seller (or any Advisor thereof) shall be entitled to any Tax Return (or copy thereof) of Buyer or any of its Affiliates.

(e)    Except in the ordinary course of business unrelated to the Business or the transactions contemplated hereby, Buyer will not and will cause all its Advisors and Affiliates not to contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of any Seller prior to the Closing with respect to any Seller, its business or the transactions contemplated by this Agreement without the prior written consent of Sellers for each such contact (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.3    Reasonable Efforts; Cooperation. Subject to the other terms of this Agreement, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder.

Section 8.4    Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, in the event that any of the Acquired Assets shall not have been conveyed at Closing, Sellers shall use reasonable best efforts to convey such Acquired Assets to Buyer as promptly as practicable after the Closing. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right, following the Closing, to enter into any contracts or other commercial arrangements with respect to the Acquired Assets, including with existing or prior vendors, suppliers and other counterparties of the Business and Sellers, and Sellers shall use commercially reasonable efforts to cooperate with Buyer (at no cost or expense to Sellers, unless such cost or expense is covered by Buyer) in connection with facilitating the foregoing.

Section 8.5    Insurance Matters. Buyer acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to any Seller and the Acquired Assets that is maintained by such Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to Buyer and the Acquired Assets and no further coverage shall be available to Buyer or the Acquired Assets under any such policies.

Section 8.6    Receipt of Misdirected Assets; Liabilities.

(a)    From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Buyer, and such asset will be deemed the property of Buyer held in trust by such Seller for Buyer until so transferred. From and after the Closing, if Buyer or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Buyer shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust by Buyer for such Seller until so transferred.

(b)    From and after the Closing, if any Seller or any of its respective Affiliates is subject to a Liability that should be the obligation of Buyer pursuant to the terms of this Agreement, such Seller shall promptly transfer or cause such of its Affiliates to transfer such Liability to Buyer, and Buyer shall assume and accept such Liability. From and after the Closing, if Buyer or any of its Affiliates is subject to a Liability that should be the obligation of a Seller pursuant to the terms of this Agreement, Buyer shall promptly transfer or cause such of its Affiliates to transfer such Liability to the applicable Seller, and such Seller shall assume and accept such Liability.

Section 8.7    Transitional Welcome Marks License. Seller hereby assigns to Buyer Seller’s rights primarily related to the Business under the license granted in Section 8.8 of that certain Asset Purchase Agreement dated as of June 12, 2023, by and among Bed Bath & Beyond Inc., Overstock.com, Inc., and the other parties signatory thereto. Buyer shall comply with the obligations set forth therein, including the requirement that any licensed communications include a reasonably clear statement that such “Welcome Rewards” earned at buybuyBaby are not redeemable at bedbathandbeyond.com.

Section 8.8    Transitional Trademark License Back. To the extent any Trademarks constituting Business IP are (a) displayed on any inventory owned by any Seller or its Affiliates as of the Closing, or (b) otherwise used in connection with the Business as of the Closing, Buyer hereby grants to each Seller and its Affiliates a limited, royalty-free, fully paid up, worldwide, non-exclusive license, (i) with respect to (a), until the earlier of (x) September 30, 2023, (y) the date on which corporate wind-down activities are complete, or (z) the date on which Sellers have exhausted or otherwise disposed of such existing inventory (such date the “Commercialization End Date”), solely to continue to use and display such Trademarks on such inventory and at the physical retail stores where such inventory is held as at Closing, in each case, in a manner substantially consistent with the manner already displayed as of the Closing, (ii) with respect to clauses (a) and (b), until the Commercialization End Date, subject to any limitations set forth in Section 8.11 and Section 8.12, promote and market the sale and liquidation of inventory in substantially the same manner as done by Sellers prior to the Closing, and (iii) with respect to clause (b) until the earlier of September 30, 2023 or when such corporate wind-down activities are complete (the “Wind-Down End Date”), solely in connection with the wind-down of Sellers’ and their respective Affiliates’ remaining corporate (and not store) operations (provided that, for the avoidance of doubt, such wind-down shall, following the Commercialization End Date, exclude any sale, promotion, or commercialization of any consumer products or product inventory), but may include the sale of non-product assets (e.g., equipment, machinery, fixtures) (this clause (iii), the “Wind-Down”). Each Seller shall, and shall cause its Affiliates to, ensure that any goods and services provided in association with any such Trademarks are of a character and quality substantially equivalent to or better than the quality of those provided by Sellers in the twelve month period prior to the Closing, and will not use or display any such Trademarks in a manner that impairs the goodwill associated therewith in any material respect.

Section 8.9    Legal Entity Names. Without limiting Section 8.8, to the extent that any Sellers or their Affiliates continue to incorporate the Trademarks or words “buybuy BABY,” “BUYBUYBABY,” “Buy Buy Baby,” or any combination or variation of the foregoing (“Baby Marks”) in their corporate or legal names following the Closing, Sellers shall, and shall cause any such applicable Affiliates to, by no later than September 30, 2023, (a) dissolve such entities or (b) change the corporate and legal names of such entities to no longer incorporate any Baby Marks.

Section 8.10    Mobile Platform Transfer and Update. Upon Buyer’s request Sellers shall, and shall cause any of their applicable Affiliates to either remove the mobile Software applications made available through the Mobile Platforms from the Apple App Store and Google Play Store or transfer control of such applications to Buyer upon or promptly following the Closing.

Section 8.11    Use of Email. From and after the Closing, Sellers shall be permitted and entitled until the Commercialization End Date (i) to use and access the buybuybaby.com email domain to email customers of the Business (including using customer information included in Business Data) and (ii) maintain and operate the website at buybuybaby.com, in each case, in connection with the promotion and marketing of the sale and liquidation of inventory in substantially the same manner as done by Sellers prior to the Closing, but subject to Section 8.12. Buyer shall, and shall cause the Buyer Group to, reasonably cooperate with and assist Sellers in connection with the foregoing, and Buyer shall not, and shall cause the Buyer Group not to, take any actions that will prevent any Seller or its designees from performing the foregoing. Without limiting the foregoing, Buyer shall, and shall cause members of the Buyer Group to, through July 31, 2023, maintain and operate the buybuybaby.com email domain as currently configured, which obligation shall not include employing any Seller personnel, operating any Seller hardware or software systems, or assuming any Seller Contracts.

Section 8.12    Cooperation on Communications. Following the Closing, no Seller shall send out any email or other notice communication to customers without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) consent shall be deemed received if Buyer does not object within 24 hours of Buyer’s receipt of such proposed communication (which may be by email to the address set forth in Section 12.3 but not subject to the timing requirements in such section), (b) such consent shall not be required (but Buyer shall still receive prompt notice thereof) if the proposed communication is substantially identical to (i) any prior communication consented to (or deemed consented to in accordance with clause (a)) by Buyer or (ii) the form(s) attached to Section 8.12 of the Disclosure Schedules, and (c) any objection solely due to pricing or discount information shall be deemed unreasonable. Following the Closing through July 31, 2023, Buyer shall not, and shall cause each member of the Buyer Group not to, send any email or other communication to customers of the Business, and include any messaging on the website of the Business, in each case, that actively seeks to keep customers from going to the brick and mortar stores of the Business for the “store closing” sales of the Business. Sellers each agree that, following the Closing, no Seller shall send any email or other communication to customers of the Business, or include any messaging on the website of the Business, in each case that states or implies that the e-commerce part of the Business is ceasing operations or winding down its business activities. For the avoidance of doubt, the term “going out of business” shall not be included in any email or other customer communication without specific modifications limiting its meaning to physical stores and inventory.

Section 8.13    Acknowledgment by Buyer.

(a)    Buyer acknowledges and agrees that it has conducted to its full satisfaction an independent investigation and verification of the business (including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects) of Sellers, the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the Express Representations and the results of the Buyer Group’s own independent investigation and verification and has not relied on, is not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Buyer or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the Projections or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of any Seller, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Buyer has relied only on the Express Representations). Buyer acknowledges and agrees that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Buyer or any member of the Buyer Group and on which Buyer or any member of the Buyer Group may rely in connection with the transactions contemplated by this Agreement and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations) including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of any Seller, any of the Seller Parties or any other Person on behalf of any Seller or any of the Seller Parties or any of their respective Affiliates or Advisors and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental, health or safety conditions and compliance, employee matters, regulatory compliance, business risks and prospects of Sellers, or the quality, quantity or condition of any Seller’s assets, are, in each case, specifically disclaimed by each Seller, on its behalf and on behalf of the Seller Parties. Buyer, on its own behalf and on behalf of the Buyer Group: (1) disclaims reliance on the items in clause (ii) in the immediately preceding sentence; and (2) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence.

(b)    Without limiting the generality of the foregoing, in connection with the investigation by the Buyer Group of Sellers, Buyer and the members of the Buyer Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of Sellers, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Buyer acknowledges and agrees that (i) such Projections are being provided solely for the convenience of Buyer to facilitate its own independent investigation of Sellers, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Buyer is familiar with such uncertainties, and (iv) Buyer is taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

Section 8.14    Rejection of Executory Contracts Constituting Permitted Encumbrances. Sellers shall, promptly after the Closing, reject all executory contracts that would otherwise constitute Permitted Encumbrances under clauses (i), (ii) and (iii) of the definition thereof, effective no later than the earlier of (A) the effective date of Sellers’ chapter 11 plan in the Bankruptcy Case, or (B) November 30, 2023.

Section 8.15    Data Transfer. As required under Section 7.2(2) of the Personal Information Protection and Electronic Documents Act (Canada) (“PIPEDA”), the Parties agree that Buyer (a) shall not use or disclose the Personal Information (as defined in PIPEDA) collected from Canadian citizens and disclosed in connection with this transaction (“Disclosed Canadian Personal Information”) for any purposes other than those for which the information was initially collected, unless additional consent is obtained, or as otherwise permitted or required by applicable Laws; (b) shall protect the confidentiality of all Disclosed Canadian Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (c) shall give effect to any withdrawal of consent with respect to the Disclosed Canadian Personal Information.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1    Conditions Precedent to the Obligations of Buyer and Sellers. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Buyer) on or prior to the Closing Date, of each of the following conditions:

(a)    no court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that is still in effect; and

(b)    the Bankruptcy Court shall have entered the Sale Order, which shall not (i) be subject to any stay or (ii) have been vacated or modified after entrance in any respect and this Agreement shall become effective in accordance with its terms.

Section 9.2    Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Buyer in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)    (i) the representations and warranties made by Sellers in Article V (in each case, other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) that representations and warranties that are made as of a specified date need be true and correct only as of such date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates has not had a Material Adverse Effect (provided that for purposes of the foregoing clauses, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect (other than those contained in Section 5.5)) and (ii) the representations and warranties set forth in Section 5.1 and Section 5.2 (collectively, the “Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except that such Fundamental Representations that are made as of a specified date need be true and correct in all material respects only as of such date;

(b)    Sellers shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by Sellers on or prior to the Closing;

(c)    Buyer shall have received a certificate signed by an executive officer of Sellers stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied; and

(d)    Sellers shall have delivered, or caused to be delivered, to Buyer all of the items set forth in Section 4.3, except for such deliveries which, by their nature, cannot be made on or prior to the Closing.

Section 9.3    Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)    The representations and warranties of Buyer contained in Article VI shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specified date need be true and correct only as of such date and (ii) to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement;

(b)    Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing;

(c)    Sellers shall have received a certificate signed by an executive officer of Buyer stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied; and

(d)    Buyer shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 4.2, except for such deliveries which, by their nature, cannot be made on or prior to the Closing.

ARTICLE X

TERMINATION

Section 10.1    Termination of Agreement. This Agreement may be terminated only in accordance with this Section 10.1. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers and Buyer;

(b)    by written notice of either Buyer or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 10.1(b) if the issuance of such Order was caused by such Party’s material breach of any of its obligations under this Agreement; provided further that an Order of the Bankruptcy Court approving an Alternative Transaction with either the Successful Bidder or the Backup Bidder will not give rise to a termination right pursuant to this Section 10.1(b);

(c)    by written notice of either Buyer or Sellers, if the Closing shall not have occurred on or before July 31, 2023 (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s material breach of any of its obligations under this Agreement;

(d)    by written notice from Sellers to Buyer, upon a breach of any covenant or agreement on the part of Buyer, or if any representation or warranty of Buyer will have become untrue, in each case, such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied, including a breach of Buyer’s obligation to consummate the Closing; provided that (i) if such breach is curable by Buyer then Sellers may not terminate this Agreement under this Section 10.1(d) unless such breach has not been cured by the date which is the earlier of (A) the Outside Date and (B) 15 Business Days after Sellers notify Buyer in writing of such breach and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to Sellers at any time that Sellers are in material breach of, any covenant, representation or warranty hereunder such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied;

(e)    by written notice from Buyer to Sellers, upon a breach of any covenant or agreement on the part of Sellers, or if any representation or warranty of Sellers will have become untrue, in each case, such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied; provided that (i) if such breach is curable by Sellers then Buyer may not terminate this Agreement under this Section 10.1(e) unless such breach has not been cured by the date which is the earlier of (A) the Outside Date and (B) 15 Business Days after Buyer notifies Sellers in writing of such breach and (ii) the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Buyer at any time that Buyer is in material breach of, any covenant, representation or warranty hereunder such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied;

(f)    by written notice from Sellers to Buyer, if all of the conditions set forth in Section 9.1 and 9.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Buyer fails to complete the Closing at the time required by Section 4.1;

(g)    by written notice from Sellers to Buyer, if any Seller or the board of directors of BBBY determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with the board’s fiduciary duties under applicable Law;

(h)    by written notice of either Buyer or Sellers, if any Seller consummates one or more Alternative Transactions with one or more Persons other than Buyer. For the avoidance of doubt, Sellers entering into an Alternative Transaction shall not entitle Buyer to terminate this Agreement pursuant to this Section 10.1(h) unless and until such Alternative Transaction is consummated;

(i)    by Buyer:

(i)    if one or more of the Bankruptcy Cases is dismissed or converted to a liquidation proceeding under Chapter 7 of the Bankruptcy Code;

(ii)    if the Bankruptcy Court enters any Order that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby in accordance with the terms hereof provided further that an Order of the Bankruptcy Court approving an Alternative Transaction with either the Successful Bidder or the Backup Bidder will not give rise to a termination right pursuant to this Section 10.1(i)(ii); or

(iii)    if any creditor of any Seller obtains a final and unstayed Order of the Bankruptcy Court granting relief from the stay to foreclose on any portion of the Acquired Assets.

(j)     by written notice from Buyer to Sellers, if Buyer is not the Successful Bidder or the Backup Bidder at the conclusion of the Auction.

Section 10.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this Agreement; provided that Section 3.2, Section 8.2(b), this Section 10.2 and Article XII shall survive any such termination; provided further that no termination will relieve any Party from any Liability for damages, losses, costs or expenses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and would include the benefits of the transactions contemplated by this Agreement lost by the Parties (taking into consideration all relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of the applicable Party(s)) resulting from any

Willful Breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by any Party to consummate the Closing if and when it is obligated to do so hereunder). Subject to Section 12.12, nothing in this Section 10.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement.

ARTICLE XI

TAXES

Section 11.1    Transfer Taxes. Any sales, use, excise, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, value added, recordation, license, conveyance, use and other similar Taxes imposed on or with respect to the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (“Transfer Taxes”) shall be borne and timely paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer; provided that Buyer shall not be liable for more than $100,000 of Transfer Taxes and any Transfer Taxes in excess of $200,000 (such that, in the absence of this proviso, Buyer would be liable for more than $100,000 of such Transfer Taxes) shall be borne by Sellers. Buyer shall timely file all Tax Returns related to any Transfer Taxes. Buyer and Sellers will use commercially reasonable efforts and cooperate in good faith to exempt the transactions contemplated hereby from any Transfer Taxes to the extent allowed under applicable Law.

Section 11.2    Periodic Taxes. For purposes of this Agreement, with respect to any Acquired Asset, Sellers and Buyer shall apportion the liability for real and personal property Taxes, ad valorem Taxes, and similar Taxes (other than Transfer Taxes) (“Periodic Taxes”) for Straddle Periods applicable to such Acquired Asset in accordance with this Section 11.2. The Periodic Taxes described in this Section 11.2 shall be apportioned between Sellers and Buyer as of the Closing Date, with Buyer liable for that portion of the Periodic Taxes for a Straddle Period (which portion of such Taxes shall for purposes of this Agreement be deemed attributable to the Post-Closing Tax Period) equal to the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days remaining in such Straddle Period after the Closing Date, and the denominator of which is the total number of days in such entire Straddle Period. Sellers shall be liable for that portion of the Periodic Taxes for a Straddle Period (which portion of such Taxes shall for purposes of this Agreement be deemed attributable to the Pre-Closing Tax Period) equal to the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on (and including) the Closing Date, and the denominator of which is the total number of days in such entire Straddle Period. The party hereto responsible under applicable Law for paying a Tax described in this Section 11.2 shall be responsible for administering the payment of such Tax.

Section 11.3    Reimbursements. Sellers, on the one hand, or Buyer on the other hand, as the case may be (the “Reimbursing Party”) shall provide reimbursement for any Tax paid by the other (the “Paying Party”), all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Agreement.

Section 11.4    Cooperation. Buyer and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation or filing of Tax Returns, the determination of any liability in respect of Taxes or the right to any refund, credit, or prepayment in respect of Taxes, and any Tax Proceeding.

Section 11.5    Preparation of Tax Returns and Payment of Taxes. Buyer shall prepare and timely file all non-income Tax Returns solely relating to the Acquired Assets for any Straddle Period. Buyer shall prepare such Tax Returns consistent with past practice and shall provide Sellers with a draft of such Tax Returns at least 30 days (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the filing of any such Tax Return. Buyer shall incorporate any changes reasonably requested by Sellers with respect to such Tax Returns if such Tax Returns could materially and adversely affect Sellers in a Pre-Closing Tax Period or reflect a Tax that is borne by Sellers pursuant to this Agreement or otherwise. Buyer shall be responsible for paying any Taxes reflected on any Tax Return that Buyer is obligated to prepare and file under this Section 11.5, except to the extent such Taxes constitute an Excluded Tax.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five years following the Closing Date, and nothing in this Section 12.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. The Parties acknowledge and agree that the agreements contained in this Section 12.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five years and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 12.1, none of the Parties would enter into this Agreement.

Section 12.2    Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including, for the avoidance of doubt, Section 10.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that Sellers and Buyers shall each bear 50% of any reasonable fees and all Transfer Taxes will be governed by Section 11.1, and all Cure Costs will be governed by Section 2.4(c) and Section 2.5.

Section 12.3    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Buyer or any Guarantor:

c/o Dream on Me Industries, Inc. 1532 S Washington Avenue
Piscataway, NJ 08854
Attention:	Mark Srour-Serure
Email:	marks@dreamonme.com

with a copy to (which shall not constitute notice):

Klestadt Winters Jureller Southard & Stevens, LLP 200 West 41st Street, 17th Floor
New York, NY 10036
Attention:	Ian R. Winters
Stephanie R. Sweeney
Email:	iwinters@klestadt.com
ssweeney@klestadt.com

Notices to Sellers:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Attention:	EVP, Chief Legal Officer and Corporate Secretary
E-mail:	david.kastin@bedbath.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Josh Sussberg, P.C.
Steve Toth
Daniel Elizondo
Emily Geier
Derek Hunter
Email:	jsussberg@kirkland.com
steve.toth@kirkland.com daniel.elizondo@kirkland.com emily.geier@kirkland.com
derek.hunter@kirkland.com

Section 12.4    Binding Effect; Assignment. This Agreement shall be binding upon Buyer and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 cases; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Buyer and Sellers, and any attempted assignment or delegation without such prior written consent shall be null and void; provided, however, that the rights of Buyer under this Agreement may be assigned by Buyer, in whole or in part, without the prior written consent of any Seller, to one or more of Buyer’s Affiliates so long as Buyer shall continue to remain obligated in full hereunder.

Section 12.5    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be (a) amended only in a writing signed by Buyer and Sellers that are party to this Agreement or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 12.6    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.7    Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements, or other obligations or Liabilities of any of the Parties with respect to the matters set forth in this Agreement or for any Agreement Dispute.

Section 12.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

Section 12.9    Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 12.10    Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section or subsection of the Disclosure Schedules will be deemed to incorporate by reference any information disclosed against any representation or warranty in any other section or subsection of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that it is applicable to qualify such representation and warranty. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business consistent with past practice, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business consistent with past practice. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

Section 12.11    Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein (including the Transaction Documents) or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

Section 12.12    Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 12.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 12.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus three Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be.

Section 12.13    Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Proceeding, in the United States federal courts for the Southern District of New York (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Proceedings in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 12.14    Governing Law; Waiver of Jury Trial.

(a)    Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.15    No Right to Set Off. Buyer, on its own behalf and on behalf the Buyer Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer, any member of the Buyer Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

Section 12.16    Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 12.17    Publicity. Neither Sellers nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Buyer or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Buyer or Sellers (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof; provided further that the restrictions set forth herein shall not apply to the extent the information contained therein substantially reiterates (or is substantially consistent with) previous releases, public disclosures or public statements made in compliance with this Section 12.17.

Section 12.18    Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 12.19    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.20    Sellers’ Representative. Each Party agrees that BBBY has the power and authority to unilaterally act on behalf of all or any of Sellers for the purposes specified under this Agreement. Such power will include the power to make all decisions, actions, Consents and determinations on behalf of Sellers, including to make any waiver of any Closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to rely on any action or omission taken by BBBY on behalf of Sellers.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

SELLERS:

Bed Bath & Beyond Inc.

By:	/s/ David Kastin
Name:	David Kastin
Title:	EVP, Chief Legal Officer and Corporate
Secretary

Buy Buy Baby, Inc.

By:	/s/ David Kastin
Name:	David Kastin
Title:	Secretary

Liberty Procurement Co. Inc.

By:	/s/ David Kastin
Name:	David Kastin
Title:	Secretary

[Signature Page to Asset Purchase Agreement]

BUYER:

Dream 545 Weston Canal Road, LLC

By:	/s/ Mark Srour-Serure
Name:	Mark Srour-Serure
Title:	Manager

GUARANTORS:

/s/ Mark Srour-Serure
	Name:	Mark Srour-Serure

Dream on Me Industries, Inc.

	By:	/s/ Mark Srour-Serure
	Name:	Mark Srour-Serure
	Title:	President

[Signature Page to Asset Purchase Agreement]

ANNEX A

Subsidiary Sellers

1.	Buy Buy Baby, Inc.

2.	Liberty Procurement Co. Inc.

Annex A

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit A

EXHIBIT B

Form of Intellectual Property Assignment Agreement

Exhibit B